EXHIBIT 99.1
Gladstone Land Announces
Second Quarter 2026 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, August 11, 2026: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the second quarter ended June 30, 2026. A description of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of common stock, unless noted otherwise.  For further detail, please refer to the Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Second Quarter 2026 Highlights:
•Timing Shift in Earnings Recognition: For the 2026 crop year, three of our farms remain under modified lease agreements that include reduced or eliminated fixed base rent and, in some cases, cash lease incentives to tenants in exchange for significantly higher participation rent components. We also continue to operate two properties (consisting of four farms) under management agreements with third-party operators. Collectively, these properties are referred to as our “Repositioned Farms,” reflecting a temporary shift toward greater participation-based revenues. These arrangements increase our reliance on participation rents, which are generally recognized once crop results are known, typically in the fourth quarter. Consequently, consistent with 2025, a substantial majority of our 2026 revenue and earnings is expected to be recognized in the fourth quarter.
•Portfolio Activity:
◦Lease Activity: Executed seven amended or new lease agreements expected to result in an aggregate decrease in annual net operating income of approximately $931,000, primarily due to the renewal of one lease whereby we reduced the base rent in exchange for adding a participation rent component to the lease.
◦Participation Rents: Recorded approximately $201,000 of participation rent revenue, compared to approximately $142,000 in the prior-year quarter, primarily reflecting higher almond prices.
◦Crop Sales: Recorded net profit from crop sales on direct-operated farms of approximately $589,000, primarily driven by the harvest and sale of an orange crop on a farm in Florida following the early termination of the prior tenant's lease, coupled with favorable almond pricing.
◦Impairment: Recorded a non-cash impairment charge of approximately $4.2 million related to four farms in Arizona.
•Debt Activity—New Farm Credit Facility: Entered into a new revolving line of credit with Farm Credit of Central Florida, ACA, that provides for borrowings of up to $37.0 million through April 1, 2030.
•Equity Activity:
◦Registration Statement: Filed a new registration statement, which the SEC declared effective on April 23, 2026, permitting us to issue up to an aggregate of $1.0 billion of securities over the next three years.
◦Common Stock—ATM Program: Issued and sold 1,377,392 shares of our common stock for net proceeds of approximately $14.1 million under our "at-the-market" sales program (the “ATM Program”).
◦Repurchase Program: Repurchased a total of 419,313 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) at an average repurchase price of $20.61 per share for a total gain on repurchase of approximately $806,000.
•Paid Distributions: Paid monthly cash distributions totaling $0.1401 per share of common stock during the quarter ended June 30, 2026.

Second Quarter 2026 Results:
Net loss for the quarter was approximately $8.5 million, compared to approximately $7.9 million in the prior-year quarter. Net loss attributable to common stockholders during the quarter was approximately $13.5 million, or $0.32 per share, compared to approximately $13.9 million, or $0.38 per share, in the prior-year quarter. AFFO for the quarter was approximately $(1.6) million, or $(0.04) per share, compared to approximately $(3.5) million, or $(0.10) per share, in the prior-year quarter. Common stock dividends declared were approximately $0.14 per share for both periods.
Total cash lease revenues increased by approximately $959,000, or 7.9%, primarily due to an increase in fixed base cash rents of approximately $899,000, driven by recently executed new and amended leases and cash rent collected during the current quarter from certain tenants that remain on non-accrual status, partially offset by lost revenue from recent farm sales. In addition, participation rent increased modestly, primarily reflecting higher almond prices for the 2025 crop.
Direct farming operations generated a net profit of approximately $589,000 during the quarter, primarily driven by the harvest and sale of an orange crop on a Florida farm following the early termination of the prior tenant's lease, together with higher almond prices.
Aggregate related-party fees increased by approximately $106,000 during the current quarter, primarily due to a higher administration fee resulting from our relative utilization of our administrator's resources compared with affiliated companies also serviced by our administrator. Excluding related-party fees, recurring cash operating expenses increased by approximately $451,000. Property operating expenses increased by approximately $293,000, primarily due to higher legal expenses incurred to protect water rights on certain California farms and additional costs associated with certain properties that were vacant, direct-operated, or on non-accrual status. General and administrative expenses increased by approximately $158,000, primarily due to higher stockholder-related expenses and professional fees. Interest expense decreased primarily due to the redemption of our 5.00% Series D Cumulative Term Preferred Stock on January 30, 2026, as well as debt repayments made over the past year.
Cash flows from operations for the current quarter increased by approximately $16.0 million compared to the prior-year quarter, primarily due to higher cash receipts from participation rents and crop sales, a decrease in cash allowances paid to certain tenants, and lower interest payments.
Subsequent to June 30, 2026:
•Portfolio Activity:
◦Lease Activity: Executed seven amended or new lease agreements expected to increase annual net operating income by approximately $297,000, or 16.5%, compared to the prior leases.
◦Property Sale: Sold two farms in Florida totaling 617 gross acres for approximately $3.2 million, resulting in an aggregate net loss of approximately $159,000.
•Debt Activity—Loan Repayment: Repaid a $2.8 million mortgage loan that bore an effective interest rate (net of interest patronage) of 3.51%.
•Equity Activity:
◦Repurchase Program: Repurchased a total of 214,160 shares of our Series B Preferred Stock and Series C Preferred Stock at an average repurchase price of $21.07 per share for a total gain on repurchase of approximately $307,000.
•Third Quarter Distributions: Declared monthly cash distributions of $0.0467 per share of common stock for each of July, August, and September (totaling $0.1401 per share of common stock for the quarter).
•Pistachio Market Update: Our primary processor announced an initial base price of $2.50 per pound for split in-shell pistachios for the 2026 crop, representing a 67% increase over the initial 2025 crop base price.
Comments from David Gladstone, President and CEO of Gladstone Land:  “We had a successful 2025 harvest, with yields on the farms where we oversee growing operations exceeding our internal expectations. However, the full financial benefit has not yet been reflected in our results, as a significant portion of the revenue from the 2025 pistachio harvest is expected to be recognized later in 2026 following the conclusion of the marketing period.

While the 2026 pistachio crop was already expected to be an “off” year due to the crop's alternate-bearing nature, yields are expected to be further impacted by a March heat event in California that affected pollination across the state. Despite the expected decline in production, market pricing has continued to strengthen, as our primary processor recently announced a 67% increase in the initial base price for split in-shell pistachios for the 2026 crop, which should help offset the impact from lower yields. Almond prices have also strengthened, with current market prices generally 15% to 20% higher than this time last year. Overall, market conditions for pistachios and almonds, the two primary crops grown on our Repositioned Farms, remain favorable, supported by strong demand and improved year-over-year pricing. We view these lease modifications as temporary and continue to target a return to more traditional lease structures that include fixed base rents. In the meantime, we remain focused on enhancing the long-term viability of our farms by pursuing opportunities to acquire additional water resources at attractive prices, further strengthening water security for our farms and growers. Our balance sheet remains in excellent condition, with nearly 96% of our outstanding debt at fixed interest rates. We also continue to maintain strong liquidity, including over $120 million in immediately available capital and more than $110 million in unencumbered properties that could be pledged as additional collateral if needed.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	6/30/2026	6/30/2025	($ / #)	(%)
Operating Data:
Total operating revenues	$12,692	$12,296	$396	3.2%
Total operating expenses	(17,002)	(12,510)	(4,492)	35.9%
Other expense, net	(4,150)	(7,664)	3,514	(45.9)%
Net loss	$(8,460)	$(7,878)	$(582)	7.4%
Less: Aggregate dividends declared on and gains on or charges related to extinguishment of cumulative redeemable preferred stock, net(1)	(5,063)	(6,002)	939	(15.6)%
Net loss attributable to common stockholders	(13,523)	(13,880)	357	(2.6)%
Plus: Real estate and intangible depreciation and amortization	7,886	8,374	(488)	(5.8)%
(Less) plus: Gains (losses) on dispositions of real estate assets, net	(438)	2,149	(2,587)	(120.4)%
Plus: Impairment charges	4,194	—	4,194	—%
Adjustments for unconsolidated entities(2)	(49)	11	(60)	(545.5)%
FFO available to common stockholders	(1,930)	(3,346)	1,416	(42.3)%
(Less) plus: Acquisition- and disposition-related (credits) expenses, net	(5)	(28)	23	(82.1)%
Plus (less): Other nonrecurring charges (receipts), net(3)	274	(188)	462	(245.7)%
CFFO available to common stockholders	(1,661)	(3,562)	1,901	(53.4)%
Net adjustment for normalized cash rents(4)	773	(153)	926	(605.2)%
Plus: Amortization of debt issuance costs	126	216	(90)	(41.7)%
(Less) plus: Other non-cash (receipts) charges, net(5)	(823)	49	(872)	(1,779.6)%
AFFO available to common stockholders	$(1,585)	$(3,450)	$1,865	(54.1)%

Share and Per-Share Data:
Weighted-average shares of common stock outstanding, fully diluted	42,911,176	36,184,658	6,726,518	18.6%

Diluted loss income per weighted-average common share	$(0.315)	$(0.384)	$0.068	(17.8)%
Diluted FFO per weighted-average common share	$(0.045)	$(0.092)	$0.047	(51.4)%
Diluted CFFO per weighted-average common share	$(0.039)	$(0.098)	$0.060	(60.7)%
Diluted AFFO per weighted-average common share	$(0.037)	$(0.095)	$0.058	(61.3)%
Cash distributions declared per common share	$0.140	$0.140	$0.000	—%

Balance Sheet Data:
Net investments in real estate and related assets, at cost(6)	$1,129,622	$1,195,083	$(65,461)	(5.5)%
Total assets	$1,192,196	$1,258,585	$(66,389)	(5.3)%
Total indebtedness(7)	$487,766	$558,917	$(71,151)	(12.7)%
Total equity	$673,111	$670,073	$3,038	0.5%
Total common shares outstanding (fully diluted)	43,136,573	36,184,658	6,951,915	19.2%

Other Data:
Cash flows from operations	$19,931	$3,949	$15,982	404.7%
Farms owned	144	150	(6)	(4.0)%
Acres owned	98,688	103,001	(4,313)	(4.2)%
Occupancy rate(8)	95.4%	95.9%	(0.5)%	(0.5)%
Acre-feet of water assets owned	55,649	55,306	343	0.6%
(1)Includes cash dividends paid on our cumulative redeemable preferred stock and the net gain (loss) recognized as a result of shares of cumulative redeemable preferred stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.

(3)Consists primarily of (i) the write-off of certain unallocated costs related to a prior universal shelf registration statement, (ii) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of damage to improvements on certain of our farms caused by certain non-recurring events, (iii) one-time legal costs incurred related to certain corporate organizational matters, and (iv) for 2025 only, the capital gains fee and subsequent adjustment recorded during the three months ended June 30, 2025, which is not due until after the end of the fiscal year and is subject to further adjustment throughout the remainder of the year.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain non-cash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the net (gain) loss recognized as a result of shares of cumulative redeemable preferred stock that were redeemed, which were non-cash (gains) charges, (ii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iii) (less) plus net non-cash (income) expense recorded as a result of additional water assets (received) used in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, including investments in water assets, and adjusted for accumulated depreciation and amortization and impairment charges, if any.
(7)Consists of the principal balances outstanding on all indebtedness, including our lines of credit, notes and bonds payable, and, as of the three months ended June 30, 2025, only, our Series D Term Preferred Stock, which was redeemed in full on January 30, 2026.
(8)Based on farmable acreage; includes direct-operated farms.
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, August 12, 2026, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through August 19, 2026.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13760773.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 142 farms, comprised of approximately 98,000 acres in 14 different states and nearly 56,000 acre-feet (or over 18.1 billion gallons) of water assets in California. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, blueberries, figs, olives, pistachios, and wine grapes, which are generally planted every 20-plus years and harvested annually. Gladstone Land pays monthly distributions to its stockholders and has paid 162 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. or those looking to buy farms should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Midwestern U.S. and Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@Gladstone.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2025, as amended, as filed with the SEC on April 7, 2026, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893